Exhibit 99.1

Amicus Therapeutics Appoints President and COO Bradley L. Campbell to Board of Directors

Directors Donald J. Hayden, Jr. and Craig A. Wheeler Re-Elected

CRANBURY, NJ, June 8, 2018 — Amicus Therapeutics (Nasdaq: FOLD), a global biotechnology company focused on discovering, developing and delivering novel medicines for rare metabolic diseases, today announced the election and appointment of  the Company’s President and Chief Operating Officer Bradley L. Campbell to its Board of Directors, effective immediately. In addition, Amicus announced that Donald J. Hayden, Jr. and Craig A. Wheeler were re-elected at the 2018 Annual Meeting of Stockholders.

John F. Crowley, Chairman and Chief Executive Officer of Amicus Therapeutics, Inc., stated, “On behalf of our Board of Directors, I am pleased to announce Bradley’s appointment to the Board. Over the last decade he has been an integral member of the leadership team as we’ve grown from a small U.S. R&D organization to a global biotechnology company. I am confident that he will bring the same strategic thinking, global vision and passion for patients to the Board as he has to our business. I remain fully committed to my role as Chairman and CEO of Amicus for many years ahead and I look forward to working with Bradley now at the Board level. This year, we also intend to appoint up to two additional independent directors to complement our existing strong Board as we continue to build one of the world’s leading rare disease biotechnology companies.”

Mr. Campbell is the President and Chief Operating Officer of Amicus and leads the global commercial organization responsible for the launch of Galafold® for the treatment of Fabry Disease. In addition, he oversees the Manufacturing and Technical Operations, Market Access, and Program Management functions. Prior to joining Amicus in 2006, Bradley spent time in various commercial and business development roles at Genzyme and Bristol-Myers Squibb and as a strategy consultant for Marakon Associates.

Mr. Campbell currently serves as a member of the Board of Directors of Progenics Pharmaceuticals (NASDAQ: PGNX) and is also a member of the BioNJ Board and of the Corporate Advisory Board for the National Tay-Sachs and Allied Diseases Association. Bradley received a B.A. in Public Policy from Duke University and an M.B.A. from Harvard Business School.

“I am thrilled to be joining the Amicus Board at such an exciting time in the Company’s growth,” said Mr. Campbell. “As a member of the Board of Directors, I look forward to continuing to do everything I can to advance the Company’s mission to develop great new medicines for patients and to support the interests of and drive value for shareholders.”

About Amicus Therapeutics

Amicus Therapeutics (Nasdaq: FOLD) is a global, patient-dedicated biotechnology company focused on discovering, developing and delivering novel high-quality medicines for people living with rare metabolic diseases. The cornerstone of the Amicus portfolio is migalastat, an oral precision medicine for people living with Fabry disease who have amenable genetic mutations. Migalastat is currently approved under the trade name Galafold™ in the European Union, with additional approvals granted and pending in several geographies. The lead biologics program in the Amicus pipeline is AT-GAA, a novel, late-stage, potential best-in-class treatment paradigm for Pompe disease. The Company is committed to advancing and expanding a robust pipeline of cutting-edge, first- or best-in-class medicines for rare metabolic diseases.

CONTACTS:

Investors/Media:

Amicus Therapeutics

Chip Baird

Chief Financial Officer

cbaird@amicusrx.com

609-662-5084

Media:

Pure Communications

Jennifer Paganelli
jpaganelli@purecommunications.com
(347) 658-8290

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